Oportun Informed by Consumer Financial Protection Bureau that it has Concluded its Investigation of Oportun and will not Recommend any Enforcement Action

SAN CARLOS, Calif., March 28, 2023 – Oportun (Nasdaq: OPRT), a mission-driven fintech and digital banking platform, today announced that the Consumer Financial Protection Bureau (CFPB) has informed Oportun, via letter, that the agency has completed its investigation of the Company. In its letter, the CFPB stated that its Office of Enforcement staff concluded that it would not recommend pursuing an enforcement action against the Company.

The Bureau was assessing Oportun’s legal collection practices from 2019 to 2021, along with its hardship program during the COVID-19 pandemic. As it has maintained throughout its engagement with the CFPB on this matter, the Company continues to believe that its business practices have been in full compliance with applicable laws.

For more information about Oportun, visit Oportun.com.

About Oportun
Oportun (Nasdaq: OPRT) is a digital banking platform that puts its 1.9 million members' financial goals within reach. With intelligent borrowing, savings, budgeting, and spending capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $15.5 billion in responsible and affordable credit, saved its members more than $2.3 billion in interest and fees, and helped our members save an average of more than $1,800 annually. For more information, visit Oportun.com.
###
Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
Usher Lieberman
(650) 769-9414
usher.lieberman@oportun.com